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                               OPNET to Acquire
                  The NetMaker Division of Make Systems, Inc.


            Make's NetMaker Software will Broaden and Accelerate
                      OPNET's Service Provider Solutions

         A Company conference call will be held today at 9:00 A.M. EST


BETHESDA, MD., March 21, 2001 - OPNET Technologies, Inc. (Nasdaq: OPNT), the leading provider of predictive network management software, announced today that it has signed a definitive agreement to acquire substantially all of the assets and operations of the Cary, North Carolina-based NetMaker division of Make Systems, Inc., a privately held software company headquartered in San Mateo, California. The acquisition contributes key components to OPNET's product roadmap by broadening the Company's product suite for the service provider market.

The purchase price for the transaction, which is expected to close by the end of the month, includes approximately $5 million in cash and up to 675,000 shares of OPNET common stock.

Make offers a sophisticated suite of products that address the operational and engineering needs of traditional and next-generation network service providers. Make's "MainStation" product incorporates extensive research and development in automated network design for large networks. MainStation technology is highly scalable, and is unique in its ability to automatically create designs based on ATM, IP, and MPLS technologies simultaneously. MainStation benefits service providers by recommending minimum-cost network designs that still achieve desired performance levels, thereby improving competitiveness, operational efficiency, and return on capital investment.

"Design is one of the important components of Predictive Network Management, and we believe that NetMaker's advanced technologies for automated network design are best-in-class," said Alain Cohen, President and CTO of OPNET. "We are very excited about the synergies that this acquisition brings to our product suite, especially our upcoming service provider product, Service Provider Guru. The Make products fit squarely into our strategy of maximizing the value obtained from network resources, reducing the costs and time required to operate networks, and improving service levels."
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"The combination of OPNET's extensive predictive network management capabilities and MainStation's unique multi-layer design capabilities will enable service provider operational staff, as well as planning groups, to confidently make rapid decisions about their network resources and configurations." said Dr. Ed Sykes, CTO of Make Systems. "There is also a good cultural match between the NetMaker team, which is primarily a technical group, and the engineering divisions of OPNET; this will facilitate the integration of the products and the companies."

As part of the transaction, OPNET will retain the bulk of NetMaker's technical staff, including all of NetMaker's senior technical management. OPNET will also acquire most of the assets of the division, including all software products released to date and under development. NetMaker's services activities will be integrated into OPNET's consulting division. "This is an excellent opportunity to rapidly attract and retain highly-qualified technical staff with experience in our field", said Marc Cohen, Chairman and CEO of OPNET. "The new staff will significantly add to our R&D capability and NetMaker's advanced software will enrich our service provider products. Both of these factors contribute to further enhancing our leading position in the predictive network management market."

NetMaker's current products will be sold through OPNET's sales force and international distribution channels. OPNET plans to incorporate this technology into future versions of its upcoming Service Provider Guru product. The first release of Service Provider Guru is scheduled to begin shipping by June 30th of this year.

The Company will hold an investor conference call on Wednesday, March 21, 2001 at 9:00 A.M. Eastern Standard Time. Investors will be able to listen to the call by dialing 888-753-6322 in the U.S. or +1.415.537.1987 internationally, shortly before the scheduled starting time. The call will be available for replay until 11:00 A.M. Eastern Standard Time on March 28 by dialing 800-633-8284 in the U.S. or +1.858.812.6440 internationally. For replay, enter reservation number 18368589.

                      --About OPNET Technologies, Inc. --

Founded in 1986, OPNET Technologies, Inc. is the leading provider of predictive network management software. The OPNET product suite combines predictive modeling and a comprehensive understanding of networking technologies to enable its customers to more effectively design and deploy networks, provision services, diagnose network and application performance problems, and predict the impact of proposed network modifications. For more information about OPNET and its products, visit www.opnet.com.
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Safe Harbour Statement

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding OPNET Technologies Inc.'s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this document are based upon information available to OPNET as of the date hereof; OPNET assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, but are not limited to: risks surrounding the closing of the acquisition, the
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integration of the NetMaker business following the closing, the ability to cross-sell OPNET and NetMaker products and services to their respective customers, and other factors and risks associated with OPNET's business discussed in OPNET's reports filed with the Securities & Exchange Commission, including its Form 10-Q for the quarter ended December 31, 2000.




Note to editors: The word OPNET is spelled with all upper-case letters.


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OPNET Media Contact:        OPNET Investor Relations:        Make Contact:

John Dinsmore               Joseph Greeves                   Stephen Howard
Feldman Communications      OPNET Technologies               Make Systems, Inc.
410-571-8900                202-364-4700                     650-941-9800
Media@opnet.com             ir@opnet.com                     makesystems.com
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